AMENDMENT TO
SECURITIES LENDING AUTHORIZATION  AGREEMENT

THIS AMENDMENT TO SECURITIES LENDING AGREEMENT AND GUARANTY (“Amendment”) is made effective as of the 24th day of January, 2012 (the “Effective Date”), by and between THE BANK OF NEW YORK MELLON, (the "Bank") and ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (the “Client”), with respect to each of the funds identified on thereto, as amended, modified or supplemented from time to time (each a “Lender” and collectively the “Lenders”) and THE BANK OF NEW YORK MELLON (“Bank”).

WHEREAS, the Client and the Bank have entered into a certain Securities Lending Authorization Agreement dated as of March 14, 2011 (as amended, modified or supplemented from time to time, the “Agreement”); and

WHEREAS, the Client and the Bank desire to amend the Agreement in certain respects as hereinafter provided:

NOW, THEREFORE, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.           From and after the Effective Date, the Agreement is hereby amended by adding the following additional “Lender” to  Attachment 1 thereto:

2430           ALLIANZ BLACKROCK GLOBAL ALLOCATION FUND                                                                                                                     TAX ID 45-2969683

2.           Except as expressly amended hereby, all of the provisions of the Agreement shall continue in full force and effect; and are hereby ratified and confirmed in all respects.  Upon the effectiveness of this Amendment, all references in the Agreement to “this Agreement” (and all indirect references such as “herein”, “hereby”, “hereunder” and “hereof”) shall be deemed to refer to the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

THE BANK OF NEW YORK MELLON By: /s/ William P. Kelly Name: William P. Kelly Title: Managing Director	ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST By: /s/ Brian Muench Name: Brian Muench Title: President